UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 6, 2024

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VROOM, INC.

(Exact name of registrant as specified in its charter)

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Delaware	001-39315	90-1112566
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
3600 W Sam Houston Pkwy S, Floor 4 Houston, Texas 77042
(Address of principal executive offices) (Zip Code)

(518) 535-9125
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐ Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐ Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	VRM	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment

of Certain Officers; Compensatory Arrangements of Certain Officers.

CFO Transition and Director Appointment

Effective May 17, 2024 (the “CFO Transition Date”), Robert R. Krakowiak will cease his service as Chief Financial Officer, Treasurer and principal financial officer of Vroom, Inc. (the “Company”). Subject to, among other things, his execution of a release of claims and continued compliance with his applicable restrictive covenant obligations, he will be eligible for cash severance and COBRA continuation benefits consistent with the terms of the Company’s previously disclosed Amended and Restated Vroom, Inc. Executive Severance Plan (“Severance Plan”). Mr. Krakowiak’s previously granted outstanding equity awards will continue to vest while he provides services to us and the post-termination exercise period of any vested outstanding stock options will be extended through the original expiration date of such options.

On May 6, 2024, the Company appointed Robert R. Krakowiak as a member of the board of directors (the “Board”) of the Company, and as Vice Chair of the Board, in each case effective as of the CFO Transition Date. Mr. Krakowiak will serve for a term ending at the Company’s annual meeting of stockholders to be held in 2024, where the Board has nominated him for re-election by the stockholders.

Mr. Krakowiak will continue to be covered by the Company’s standard indemnification agreement and will remain subject to the Company’s standard Proprietary Information and Inventions Assignment Agreement, which subjects him to certain restrictive covenants, including confidentiality and one-year post-employment restrictions on competition and solicitation of employees, vendors and customers of the Company.

CFO Appointment

Additionally, on May 6, 2024, and effective as of the CFO Transition Date, the Board appointed Agnieszka Zakowicz, the Company’s current Senior Vice President and principal accounting officer, as the Company’s Chief Financial Officer and Treasurer and designated her as the Company’s principal financial officer. Ms. Zakowicz will retain her role as principal accounting officer.

Agnieszka Zakowicz, 52, has served as Senior Vice President and principal accounting officer of Vroom since June 2022. Prior to that she served as the Company’s Vice President of SEC Reporting and Accounting Policy since August 2020, where she was responsible for financial reporting, technical accounting and SOX compliance. Previously, Ms. Zakowicz served as Senior Director of Accounting Policy since joining the Company in January 2019. Prior to joining the Company, Ms. Zakowicz worked as a Director in the Capital Markets and Accounting Advisory Practice at PricewaterhouseCoopers LLP for 18 years, where she assisted various clients with the financial reporting aspects of capital market transactions and technical accounting. Ms. Zakowicz holds a master's degree in Finance from the Warsaw School of Economics.

In connection with her appointment as the Company’s Chief Financial Officer, Ms. Zakowicz entered into a new employment agreement with the Company setting forth the terms and conditions of her employment (the “Employment Agreement”). Pursuant to the Employment Agreement, Ms. Zakowicz will receive an annual base salary of $375,000 and be eligible to participate in the Company’s annual incentive bonus plan with a target bonus opportunity of 50% of her annual base salary. Ms. Zakowicz will also continue to be eligible to participate in the Severance Plan.

Ms. Zakowicz has entered into the Company’s standard Proprietary Information and Inventions Assignment Agreement in connection with her employment, which provides that Ms. Zakowicz will be subject to 12-month post-termination non-competition and non-solicitation of customers and employees covenants, as well as a perpetual confidentiality covenant.

Ms. Zakowicz will also be eligible to continue participating in the Company’s broad-based employee benefits programs, and will continue to be covered by the Company's standard indemnification agreement and will remain subject to the Company’s standard Proprietary Information and Inventions Assignment Agreement, which subjects her to certain restrictive covenants, including confidentiality and one-year post-employment restrictions on competition and solicitation of employees, vendors and customers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 7, 2024	VROOM, INC.
	By:	/s/ Thomas H. Shortt
Name: Thomas H. Shortt
Title: Chief Executive Officer